CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Form S-8 filing of Castwell Precast Corporation on or about November 28, 2012, our reports dated March 19, 2012 relating to the financial statements of Castwell Precast Corporation as of and for the year ended December 31, 2011 and 2010.

Madsen & Associates CPA's, Inc.

Salt Lake City, Utah
November 28, 2012